SCIENTIFIC-ATLANTIC STRATEGIC INVESTMENTS, L.L.C.

                             5030 Sugarloaf Parkway

                          Lawrenceville, Georgia 30044

                                January 16, 2003

NTN Communications, Inc.
BUZZTIME Entertainment, Inc.
The Campus - 5966 La Place Court
Carlsbad, California  92008

      RE:  NOTICE OF EXCHANGE OF BUZZTIME PREFERRED STOCK FOR NTN COMMON STOCK

Ladies and Gentlemen:

      Pursuant to the Right of First Refusal and Exchange Agreement dated as of June 8, 2001 (the "Exchange Agreement") by and among Buzztime Entertainment, Inc. ("Buzztime"), NTN Communications, Inc. ("NTN"), and Scientific-Atlanta Strategic Investments, L.L.C. (the "Investor"), an indirect wholly-owned subsidiary of Scientific-Atlanta, Inc., the undersigned hereby elects to exercise its option to exchange all 636,943 shares of Buzztime Series A preferred stock held by the Investor into 1,000,000 shares of NTN common stock. For purposes of the exchange, NTN and the Investor agree that the Series A Liquidation Preference (as defined in the Exchange Agreement) shall be $1.57 per share of Buzztime Series A preferred stock and that, notwithstanding the provisions of Section 4.1 of the Exchange Agreement, the price of the NTN common stock for purposes of the exchange shall be $1.00 per share. NTN and the Investor further agree that, notwithstanding the 60-day exchange period set forth in Section 4.2 of the Exchange Agreement, the Investor may execute the exchange on the date hereof.

      Enclosed with this letter is (1) the original stock certificate for 636,943 shares of Buzztime's Series A Preferred Stock, along with an assignment of such stock, and (2) a certificate signed by an executive officer of the Investor setting forth certain representations and warranties. The Investor authorizes NTN and Buzztime to release such certificate to their respective transfer agents and any other person to facilitate the execution of the exchange and this Letter Agreement.

      The Investor requests pursuant to Section 5.2 of the Exchange Agreement that the shares of NTN common stock to be received in the exchange be registered for resale on Form S-3 with the Securities and Exchange Commission ("SEC"). The Investor and NTN agree that such registration statement shall be filed with the SEC no later than 100 days after the date hereof, notwithstanding any contrary terms in Article 5 of the Exchange Agreement.

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      This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute the same instrument. The terms of this letter agreement shall become effective upon execution both you and us.

                                   Sincerely,

                                   SCIENTIFIC-ATLANTA STRATEGIC
                                   INVESTMENTS, L.L.C.


                                   By:      /S/ WALLACE G. HAISLIP
                                   -----------------------------------------
                                   Name:    Wallace G. Haislip
                                   Title:   President

Agreed to and Accepted
this 16TH day of January 2003
     ----

NTN COMMUNICATIONS, INC.

By:_/S/ JAMES B. FRAKES
Name: James B. Frakes
Title:   Chief Financial Officer

BUZZTIME ENTERTAINMENT, INC.

By:__/S/ V. TYRONE LAM
Name: V. Tyrone Lam
Title:  President

                SCIENTIFIC-ATLANTIC STRATEGIC INVESTMENTS, L.L.C.

                              OFFICER'S CERTIFICATE

            I, Wallace G. Haislip, do hereby certify that I am the President of Scientific-Atlanta Strategic Investments, L.L.C. (the "Investor"), and that the following statements are true and correct as of the date of execution of this certificate, as set forth below:

      1. This certificate is being rendered in connection with the exchange by the Investor of 636,943 shares of Series A preferred stock of Buzztime Entertainment, Inc. ("Buzztime") held by the Investor into 1,000,000 shares of common stock of NTN Communications, Inc. ("NTN").

      2. I am familiar with the exchange transaction contemplated or described by the Right of First Refusal and Exchange Agreement dated as of June 8, 2001 by and among Buzztime, NTN and the Investor and have made such investigations and inquiries as may be necessary to enable me to execute and deliver this Certificate.

      3. The common stock of NTN (the "Securities") to be received by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in or otherwise distributing the same in violation of any applicable federal or any applicable state securities laws. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such party or to any third party with respect to the Securities. The Investor has not seen or received any advertisement or general solicitation with respect to the Securities.

      4. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from NTN regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of NTN.

      5. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Investor also represents it has not been organized for the purpose of acquiring the Securities. The Investor acknowledges that it must bear the economic risk of this investment indefinitely unless the Securities are registered pursuant to the Securities Act of 1933 or an exemption from registration is available. The Investor also understands that there is no assurance that any exemption from registration under the Securities Act will ever be available and that, even if available, such exemption may not allow Investor to transfer all or any portion of the Securities under the circumstances, in the amounts or at the times the Investor might propose.

      6. The Investor is an "accredited investor" within the meaning of Securities and Exchange Commission (the "SEC") Rule 501 of Regulation D, as then in effect.

      7. The Investor understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from NTN in a transaction not involving a public offering and that under such laws and applicable regulations such the Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as then in effect, understands the resale limitations imposed thereby and by the Securities Act, and understands that the Securities may not currently be resold in reliance upon SEC Rule 144.

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      IN  WITNESS  WHEREOF,  I have  hereunto  signed  my name  this 17th day of
January, 2003.

                                   __/S/ WALLACE G. HAISLIP

                                   Wallace G. Haislip

                                   President